Exhibit 4.2

DESCRIPTION OF OUR COMMON STOCK

General

The following description of the material provisions of our capital stock (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is based on and qualified by our Certificate of Incorporation, as amended and restated (the “Charter”), our Bylaws, and our Warrant Agreement to Purchase Shares of the Common Stock of STRATA Skin Sciences, Inc., dated as of June 30, 2023, between us and MidCap Funding XXVII Trust (“Warrant Agreement”), each of which is incorporated by reference in the registration statement of which this prospectus is a part.  The summary below is also qualified by reference to provisions of the Delaware General Corporation Law (“DGCL”). The Warrant Agreement supersedes and replaces a previous warrant agreement between the Company and Midcap, dated September 30,2021.

Our authorized capital stock consists of 160,000,000 shares, consisting of 150,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.10 par value per share.  As of December 31, 2023, our outstanding capital stock consists of 34,723,046 shares of common stock, and no shares of preferred stock.  These figures do not include (i) securities that may be issued upon exercise or vesting of our outstanding derivative securities including our options to purchase shares of common stock and restricted stock units under our equity incentive plans and a stock purchase warrant, and (ii) 358,367 shares of common stock issued to Theravant Corporation, a Delaware corporation (“Theravant”), pursuant to the terms and conditions of an Asset Purchase Agreement entered into between us, Theravant and certain other parties thereto.

 We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $25,000,000 in the aggregate of:

•	common stock;

•	preferred stock;

•
secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

•	warrants to purchase our securities;

•	rights to purchase our securities; or

•	units comprised of, or other combinations of, the foregoing securities.

           We may issue the debt securities as exchangeable for or convertible into shares of common stock, preferred stock or other securities.  The preferred stock may also be exchangeable for and/or convertible into shares of common stock, another series of preferred stock or other securities.  The debt securities, the preferred stock, the common stock and the warrants are collectively referred to in this prospectus as the “securities.”  When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

 Common Stock

As of December 31, 2023, there were 34,723,046 shares of common stock issued and outstanding.  The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Voting Power

           Except as otherwise required by law or as provided in any certificate of designation for any series of Preferred Stock, the holders of common stock possess all the voting power for the election of our directors and all other matters requiring stockholder action.  Holders of common stock are entitled to one vote per share held of record on matters to be voted on by stockholders.

Dividends

           Holders of common stock will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions, provided that such holder is not an Unsuitable Person (as defined below).

Liquidation, Dissolution and Winding-Up

           In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of our common stock will be entitled to receive an equal amount per share of all of our assets of whatever kind available for distribution to stockholders, after the rights of our creditors and the rights of holders of Preferred Stock, if any, have been satisfied.

Preemptive or Other Rights

           There are no sinking fund provisions applicable to the common stock.  Our stockholders have no preemptive or other subscription rights.

Preferred Stock

           Our board of directors has the authority to issue up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series, and to fix the designations, preferences, rights, qualifications, limitations and restrictions thereof or thereon, without any further vote or action by the stockholders.  No shares of Preferred Stock are outstanding as of the date hereof.

You should refer to any filing with the SEC relating to the series of preferred stock being offered for the specific terms of that series, including:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•
the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of the holders of shares of the preferred stock being offered;

•
the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

•	the liquidation preference per share;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•
the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	a discussion of any material federal income tax considerations applicable to the preferred stock being offered;

•	any preemptive rights;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•
any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

 Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

           Any preferred stock terms selected by our board of directors could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders.  The rights of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future.  The issuance of preferred stock could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Certain Anti-Takeover Provisions of Our Charter and Bylaws and Certain Provisions of Delaware Law

Our Charter and Bylaws contain provisions that could have the effect of delaying or preventing changes in control or changes in our management without the consent of our board of directors.  These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director with or without cause by stockholders, which prevents stockholders from being able to fill vacancies on our board of directors;

•
the ability of our board of directors to determine whether to issue shares of our Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	limiting the liability of, and providing indemnification to, our directors and officers;

•	specifying the Court of Chancery of the State of Delaware as the exclusive forum for adjudication of disputes;

•	controls over the procedures for the conduct and scheduling of stockholder meetings; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

           These provisions, singly or together, could delay hostile takeovers and changes in control of us or changes in our board of directors and management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock.  Any provision of our Charter or Bylaws, or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

MidCap Warrant

           As of March 27, 2023 , there is a warrant outstanding exercisable for 800,000 shares of common stock (the “Warrant”).

           The Warrant was originally issued in connection with a loan and security agreement between us and MidCap.  Pursuant to the terms of the Warrant Agreement, the Warrant entitles the registered holder can purchase 800,000 shares of the Company’s common stock at an exercise price equal to $0.88 for a period ending on June 30, 2033.  The Company has registered the shares underlying the Warrant,  .

           The Warrant provides that the holder thereof may elect to exercise the warrant on a net “cashless” basis at any time prior to the expiration thereof.  Pursuant to a registration rights agreement, we agreed to file a registration statement covering the resale of the shares underlying the Warrant June 30, 2023.

           In connection with a Merger Event (defined below) that is a Liquid Sale (defined below) where the value per share of our common stock is greater than the exercise price then in effect, the Warrant shall, on and after the closing of the Merger Event, automatically and without further action on the part of any party or other person, represent the right to receive, in lieu of the shares of our common stock that are issuable under the Warrant Agreement as of immediately prior to the closing of such Merger Event, the consideration payable on or in respect of such shares of our common stock less the amount equal to then-effective exercise price multiplied by the number of shares of our common stock as to which the Warrant is then exercised (such amount being the “purchase price”) for all such shares of our common stock (such consideration to include both the consideration payable at the closing of such Merger Event and all deferred consideration payable thereafter, if any, including, but not limited to, payments of amounts deposited at such closing into escrow and payments in the nature of earn-outs, milestone payments or other performance-based payments), and such Merger Event consideration shall be paid to the holder of the Warrant as and when it is paid to the holders of the outstanding shares of our common stock; provided, however, in the event of a Merger Event that is an arm’s length sale of all or substantially all of our assets (and only its assets) to a third party that is not an affiliate of us (a “True Asset Sale”), the holder of the Warrant may either (a) exercise its conversion or purchase right under the Warrant and such exercise will be deemed effective immediately prior to the consummation of such Merger Event, or (b) permit the Warrant to continue for the term of the Warrant Agreement if we continue as a going concern following the closing of any such True Asset Sale.  In connection with a Merger Event that is not a Liquid Sale, we shall cause the successor or surviving entity to assume the Warrant Agreement and our obligations thereunder on the closing thereof, and thereafter the Warrant shall be exercisable for the same number, class, and type of securities or other property as the holder of the Warrant would have received in consideration for the shares of our common stock issuable under the Warrant Agreement had it exercised the Warrant in full as of immediately prior to such closing, at an aggregate exercise price no greater than the aggregate exercise price in effect as of immediately prior to such closing, and subject to further adjustment from time to time in accordance with the provisions of this Agreement.  This provision shall similarly apply to successive Merger Events.  For purposes of this section of the Prospectus:

•
A “Merger Event” means any of the following:  (i) a sale, lease or other transfer of all or substantially all of our assets, (ii) any merger or consolidation involving us in which we are not the surviving entity or in which our outstanding shares of capital stock are otherwise converted into or exchanged for shares of capital stock or other securities or property of another entity or converted into the right to receive cash, or (iii) any sale by holders of our outstanding voting equity securities in a single transaction or series of related transactions of shares constituting a majority of the outstanding combined voting power of us; and

•
A “Liquid Sale” means the closing of a Merger Event in which the consideration received by us and/or our stockholders, as applicable, consists solely of cash and/or securities meeting all of the following requirements:

o
the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act and is then current in its filing of all required reports and other information under the Act and the Exchange Act;

o
the class and series of shares or other security of the issuer that would be received by the holder of the Warrant in connection with the Merger Event were the holder to exercise the Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market; and

o
following the closing of such Merger Event, the holder of the Warrant would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by the holder in such Merger Event were the holder to exercise the Warrant in full on or prior to the closing of such Merger Event, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Merger Event.

Except for Merger Events discussed above, if we at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change any of the securities as to which purchase rights under the Warrant Agreement exist into the same or a different number of securities of any other class or classes of securities, the Warrant Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under the Warrant Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.  This provision shall similarly apply to successive combination, reclassification, exchange, subdivision or other change.

If we at any time shall combine or subdivide our common stock, (i) in the case of a subdivision, the exercise price of the Warrant shall be proportionately decreased and the number of shares for which the Warrant is exercisable shall be proportionately increased, or (ii) in the case of a combination, the exercise price of the Warrant shall be proportionately increased and the number of shares for which the Warrant is exercisable shall be proportionately decreased.

If we at any time while the Warrant Agreement is outstanding and unexpired shall pay a dividend with respect to the outstanding shares of our common stock payable in additional shares of our common stock, then the exercise price of the Warrant shall be adjusted to that price determined by multiplying the exercise price in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of our common stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of our common stock outstanding immediately after such dividend or distribution, and the number of shares of our common stock for which the Warrant is exercisable shall be proportionately increased.

If we at any time while the Warrant Agreement is outstanding and unexpired shall make any other dividend or distribution on or with respect to our common stock, except any dividend or distribution (i) in cash, or (ii) specifically provided for in any other clause of the Warrant Agreement, then, in each such case, provision shall be made by us such that the holder of the Warrant shall receive upon exercise or conversion of the Warrant a proportionate share of any such distribution as though it were the holder of our common stock (or other stock for which our common stock is convertible) as of the record date fixed for the determination of our stockholders entitled to receive such distribution.